Exhibit 5.1

79 Wellington St. W., 30th Floor Box 270, TD South Tower Toronto, Ontario M5K 1N2 Canada P. 416.865.0040 | F. 416.865.7380 www.torys.com

February 15, 2017
Fairfax Financial Holdings Limited
95 Wellington Street West, Suite 800
Toronto, Ontario M5J 2N7
Canada

Dear Sirs/Mesdames:

Re: Fairfax Financial Holdings Limited

We are acting as Canadian counsel to Fairfax Financial Holdings Limited (“Fairfax”) in connection with the Registration Statement on Form F-4, as amended or supplemented, (the “Registration Statement”) filed by Fairfax with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the United States Securities Act of 1933, as amended, of an aggregate of 8,644,837 subordinate voting shares in the capital of Fairfax (the “Shares”), as set out in the Registration Statement. The Shares will be issued in connection with the transactions contemplated by the Agreement and Plan of Merger dated December 18, 2016 among Fairfax and Allied World Assurance Company Holdings, AG (the “Merger Agreement”), as described in the Registration Statement. This opinion letter is being delivered in connection with the Registration Statement, to which it appears as an exhibit.

We have examined and relied as to matters of fact upon such records and proceedings of Fairfax, the originals or copies, certified or otherwise identified to our satisfaction, of certificates of public officials and officers or directors of Fairfax and such other documents, and have considered such questions of law and made such other investigations, as we have deemed relevant or necessary as a basis for the opinions hereinafter expressed.

For purposes of these opinions, we have assumed with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies and the legal capacity of all individuals who have executed any of such documents. In addition, we have assumed that all representations made by Fairfax as to matters of fact in the documents that we reviewed were and are accurate.

Our opinions are given to you as of the effective date of the Registration Statement as determined by the SEC and we disclaim any obligation to advise you of any change after such date in or affecting any matter set forth herein.

The opinions hereinafter expressed are limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein and are based upon legislation in effect on the date hereof.

Based and relying upon and subject to the foregoing we are of the opinion that:

1.              the Shares have been duly authorized and, upon issuance and delivery in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable; and

2.              the statements set forth in the Registration Statement under the caption “Material Canadian Federal Income Tax Considerations”, insofar as they express conclusions as to the application of Canadian federal income tax law, represent our opinion as to the matters discussed therein.

With respect to the opinion expressed in item 2 above, we have relied on the facts set out in the Registration Statement, the current provisions of the Income Tax Act (Canada) (the “Tax Act”) and the regulations made thereunder (the “Regulations”), all specific proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, a certificate from an executive officer of the Company as to certain factual matters and our understanding of the current administrative policies and assessing practices published by the Canada Revenue Agency in writing prior to the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name therein.

Yours truly

/s/ Torys LLP

Torys LLP